Exhibit (a)(5)(D)

FOR RELEASE	CONTACT:
Date: April 1, 2010	Bryanne Salmon
Time: 7:00 am Eastern	Tel. (781) 356-9613
bsalmon@haemonetics.com
Haemonetics Successfully Concludes Tender Offer for Global Med Shares
Braintree, MA, April 1, 2010 — Haemonetics Corporation (NYSE:HAE) today announced the expiration of the subsequent offering period for the cash tender offer by its wholly-owned subsidiary Atlas Acquisition Corp. for Global Med Technologies, Inc.’s (OTCBB:GLOB) outstanding shares of common stock, at $1.22 per share, and preferred stock, at $1,694.44 per share. The subsequent offering period expired at 12:00 midnight, Boston, Massachusetts time, on March 31, 2010.
The depositary for the tender offer has advised Haemonetics that, as of the expiration of the subsequent offering period, 3,960 shares of preferred stock and approximately 34,398,052 shares of common stock had been validly tendered (including those tendered during the subsequent offering period). These tendered shares constituted 100% of the outstanding shares of preferred stock and approximately 89.7% of the outstanding shares of common stock. Haemonetics has accepted for payment all shares tendered in the offer.
Haemonetics intends to complete the acquisition of Global Med by merging Atlas Acquisition Corp. into Global Med without a vote of Global Med’s stockholders by way of a “short form” merger. In order to accomplish the merger, Atlas Acquisition Corp. will exercise its “top-up” option pursuant to the previously announced merger agreement, which permits it to purchase additional shares of Global Med’s common stock directly from Global Med at a price of $1.22 per share. In the merger, all remaining publicly-held shares of Global Med’s common stock (other than shares as to which dissenters’ rights are validly exercised and perfected under applicable Colorado law) will be converted into the right to receive the same $1.22 per share paid in the tender offer. Following the merger, Global Med will become a wholly-owned subsidiary of Haemonetics, and Global Med’s common stock will no longer be eligible for quotation on the OTC Bulletin Board.
Safe Harbor
This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Haemonetics and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the ability to complete the merger and other transactions contemplated by the above-described merger agreement, and the related timing of such events; the expected benefits and costs of the transaction; management plans relating to the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction may not materialize; that the transaction may not be timely completed; that, prior to the completion of the transaction, Global Med’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in Haemonetics’ Securities and Exchange Commission reports, including but not limited to the risks described in Haemonetics’ Annual Report on Form 10-K for its fiscal year ended March 28, 2009. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Haemonetics assumes no obligation and does not intend to update these forward-looking statements except as required by law.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA